                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-91720

PROSPECTUS

                            [LOGO] Westar Energy/TM/

                                 $765,000,000

                              Westar Energy, Inc.

                              Exchange Offer for
           $365,000,000 First Mortgage Bonds, 7 7/8% Series Due 2007
               $400,000,000 Senior Notes, 9 3/4% Series Due 2007

                                 -------------

..   The exchange offers will expire at 5:00 p.m., New York City time, on August
    23, 2002, unless extended.

..   The exchange is subject to certain customary conditions, which may be waived by us.

..   All outstanding $365,000,000 First Mortgage Bonds, 7 7/8% Series Due 2007,
    and $400,000,000 Senior Notes, 9 3/4% Series Due 2007, that are validly tendered and not withdrawn will be exchanged.

..   At any time prior to the expiration of these exchange offers, you may withdraw your tender of any outstanding bonds or notes.

..   The exchange of the outstanding bonds or outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

..   We will not receive any cash proceeds from the exchange offers.

..   The terms of the exchange bonds and notes are substantially identical to the terms of outstanding bonds and notes except for certain transfer restrictions and registration rights relating to the outstanding bonds and notes.

..   Any outstanding bonds or notes not validly tendered will remain subject to existing transfer restrictions.

                                 -------------

   See "Risk Factors" beginning on page 8 for a discussion of certain factors that should be considered by holders before tendering their outstanding securities in the exchange offers.

   We refer to the outstanding bonds and the outstanding notes together as the "outstanding securities." We refer to the exchange bonds and the exchange notes as the "exchange securities." We refer to the outstanding bonds and exchange bonds together as the bonds and the outstanding notes and exchange notes together as the notes (unless the context requires otherwise).

   There has not previously been any public market for the exchange securities that will be issued in the exchange offers. We do not intend to list the exchange securities on any national stock exchange or on the Nasdaq National Market. There can be no assurance that an active market for such exchange securities will develop.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of either the bonds or the notes to be issued in the exchange offers or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 25, 2002

   You should rely only on the information contained in this prospectus, and the other information incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these exchange securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front cover of this prospectus or the date of the documents incorporated by reference herein. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 -------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Forward-Looking Statements.......................................  ii
     Prospectus Summary...............................................   1
     Risk Factors.....................................................   8
     Use of Proceeds..................................................  11
     The Exchange Offers..............................................  12
     Description of Bonds.............................................  22
     Description of Notes.............................................  28
     Book-Entry System................................................  61
     Certain U.S. Federal Income Tax Considerations...................  63
     Plan of Distribution.............................................  67
     Legal Matters....................................................  68
     Independent Accountants..........................................  68
     Where You Can Find More Information..............................  68
     Incorporation of Certain Documents by Reference..................  68

                                 -------------

   These exchange offers are not being made to, nor will we accept surrenders for exchange from, holders of outstanding securities in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the "Exchange Act." All statements other than statements of historical fact included or incorporated by reference herein, for example, regarding the prospects for the electric industry or our prospects, plans, financial position and business strategy, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect," "plan," "will," "may," "could," "estimate," "intend" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning:

   .   capital expenditures,

   .   earnings,

   .   liquidity and capital resources,

   .   litigation,

   . possible corporate restructurings (including the separation of our regulated and unregulated businesses), mergers, acquisitions and dispositions (including our intended sale of our ownership interests in ONEOK),

   .   compliance with debt and other restrictive covenants,

   .   interest and dividends,

   . Protection One, Inc.'s financial condition and its impact on our consolidated results,

   . impairment charges that have been expensed during the first quarter of 2002 or that may be expensed hereafter,

   .   environmental matters,

   .   nuclear operations,

   . ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses,

   .   events in foreign markets in which investments have been made and

   .   the overall economy of our service area.

   What happens in each case could vary materially from what we expect because of such things as:

   .   electric utility deregulation,

   . ongoing municipal, state and federal activities, such as the Wichita municipalization effort,

   .   future economic conditions,

   .   changes in accounting requirements and other accounting matters,

   .   changing weather,

   . rate and other regulatory matters, including the impact of (i) the Kansas Corporation Commission's order to reduce our rates issued on July 25, 2001, (ii) the Kansas Corporation Commission's order issued July 20, 2001 and related proceedings with respect to the proposed separation of our electric utility businesses from Westar Industries, Inc. and (iii) the Kansas Corporation Commission's recent comments and orders relating to our refinancing activities,

   . the impact on our service territory of the September 11, 2001 terrorist attacks,

   . the impact of Enron Corporation's bankruptcy on the market for trading wholesale electricity,

   .   our liquidity, financial position and results of operations,

   .   political, legislative and regulatory developments,

   .   amendments or revisions to our current business and financial plans,

   . the outcome of litigation related to the agreement concerning the acquisition of our electric operations by Public Service Company of New Mexico, which agreement has been terminated,

   .   regulatory, legislative and judicial actions,

   .   regulated and competitive markets and

   .   other circumstances affecting anticipated operations, sales and costs.

   These lists do not purport to be all-inclusive because it is not possible to identify or predict all possible factors.

                              PROSPECTUS SUMMARY

   In June 2002, we changed our corporate name from Western Resources, Inc. to Westar Energy, Inc. For information with respect to us, you should carefully read the information set forth below and the information incorporated by reference herein as set forth under "Incorporation of Certain Documents by Reference". The incorporated documents include our Annual Report on Form 10-K/A for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (which reports include information with respect to risk factors, financial data and financial statements) and our Current Reports on Forms 8-K. Unless the context requires otherwise, the terms "Westar Energy," "Company," "we," "our," "ours" and "us" refer to Westar Energy, Inc. and its subsidiaries. However, in the sections captioned "Description of Bonds," "Description of Notes" and related matters, these terms refer solely to Westar Energy, Inc. and not to any of Westar Energy, Inc.'s subsidiaries.

                                  Our Company

   We are a consumer services company, which operates the largest electric utility in Kansas under the name "Westar Energy." This utility provides electric transmission and distribution services to approximately 640,000 customers in Kansas and owns 5,947 megawatts, or "MW," of net generation capacity. In 2001, the utility sold over 25.7 million megawatt hours, or "MWh," of electricity and had approximately $1.8 billion in revenues, almost 81% of our total consolidated revenues.

   Westar Industries, Inc., or "Westar Industries," our wholly owned subsidiary, has interests in monitored security businesses, ONEOK, Inc., or "ONEOK," and international generation projects. Westar Industries provides monitored security services to approximately 1.2 million customers in North America and continental Europe through its interests in Protection One, Inc., or "Protection One," and Protection One Europe. ONEOK, in which Westar Industries has an approximate 45% ownership interest, provides natural gas transmission and distribution services to approximately 1.4 million customers in Oklahoma and Kansas. We have notified ONEOK of our intention to dispose of our entire ownership interest in ONEOK.

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                              The Exchange Offers

   For a more complete description of the terms of the exchange offers, see "Exchange Offers."

Registration Rights.........  You are entitled to exchange your outstanding securities for freely tradeable exchange securities with substantially identical terms to the outstanding securities. The exchange offers are intended to satisfy your exchange rights. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding securities. Accordingly, if you do not exchange your outstanding securities, you will not be able to reoffer, resell or otherwise dispose of your outstanding securities, unless you comply with the registration and prospectus delivery requirements of the Securities Act, or there is an exemption available.

The Bonds Exchange Offer....  We are offering to exchange $1,000 principal amount of our First Mortgage Bonds, 7 7/8% Series Due 2007, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding First Mortgage Bonds, 7 7/8% Series Due 2007, which were issued in a private offering on May 7, 2002. As of the date of this prospectus, there are $365.0 million principal amount of outstanding bonds. We will issue exchange bonds promptly after the expiration of the exchange offer.

The Notes Exchange Offer....  We are offering to exchange $1,000 principal amount of our Senior Notes, 9 3/4% Series Due 2007, which have been registered under the Securities Act, for $1,000 principal amount of our Senior Notes, 9 3/4% Series Due 2007, which were issued in a private offering on May 7, 2002. As of the date of this prospectus, there are $400 million principal amount of outstanding notes. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................  We believe that the exchange securities issued in the exchange offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

                              . you are acquiring the exchange securities in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange securities; and

                              .   you are not an "affiliate" of ours.

                              If you do not meet the above criteria, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any reoffer, resale or other disposition of your exchange securities.

                              Each broker or dealer that receives exchange securities for its own account in exchange for outstanding securities that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver this prospectus in connection with any sale of exchange securities.

Expiration Date.............  5:00 p.m., New York City time, on August 23,
                              2002, unless we extend the expiration date.

Conditions to the Exchange
  Offers....................  The exchange offers are subject to certain customary conditions, which may be waived by us. The exchange offers are not conditioned upon any minimum principal amount of outstanding securities being tendered.

Procedures for Tendering
  Outstanding Securities....  If you wish to tender outstanding securities, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with our instructions and transmit the letter of transmittal, together with your outstanding securities to be exchanged and any other required documentation, to the appropriate exchange agent (see "Exchange Agents" below), at its address set forth in the letter of transmittal to arrive by 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offers--Procedures for Tendering Outstanding Securities." By executing the letter of transmittal, you will represent to us that you are acquiring the exchange securities in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of exchange securities and that you are not an "affiliate" of ours. See "The Exchange Offers--Procedures for Tendering Outstanding Securities."

Special Procedures for
  Beneficial Holders........  If you are the beneficial holder of outstanding securities that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offers, you should contact the person in whose name your outstanding securities are registered promptly and instruct such person to tender on your behalf. See "The Exchange Offers--Procedures for Tendering Outstanding Securities."

Guaranteed Delivery
  Procedures................  If you wish to tender your outstanding securities and you cannot deliver such outstanding
                              securities, the letter of transmittal or any other required documents to the appropriate exchange agent before the expiration date, you may tender your outstanding securities according to the guaranteed delivery procedures set forth in "The Exchange Offers--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time before 5:00
                              p.m., New York City time, on the expiration date.

Acceptance of Outstanding
  Securities and Delivery of
  Exchange Securities.......  Subject to certain conditions, we will accept for exchange any and all outstanding securities which are properly tendered in the exchange offers before 5:00 p.m., New York City time, on the expiration date. The exchange securities will be delivered promptly after the expiration date. See "The Exchange Offers--Terms of the Exchange Offers."

Certain Federal Income Tax
  Considerations............  The exchange of outstanding securities for exchange securities will not be a taxable event for federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding securities for exchange securities and you will have the same tax basis and holding period in the exchange securities as you had in the outstanding securities immediately before the exchange. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  We will not receive any proceeds from the issuance of the exchange securities.

Exchange Agents.............  BNY Midwest Trust Company is serving as exchange agent in connection with the exchange bonds and Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the exchange notes. The address, telephone number and facsimile number of the exchange agents are set forth in "The Exchange Offers--Exchange Agents."

                              The Exchange Bonds

   For a more complete description of the terms of the exchange bonds, see "Description of Exchange Bonds."

Issuer......................  Westar Energy, Inc.

Bonds Offered...............  $365,000,000 First Mortgage Bonds, 7 7/8% Series
                              Due 2007.

Maturity Date...............  May 1, 2007.

Interest Payment Dates......  May 1 and November 1, beginning on November 1,
                              2002.

Ranking.....................  The outstanding bonds were and the exchange bonds will be our secured obligations, equal in right of payment to all other bonds currently outstanding or hereafter issued under the mortgage. The mortgage under which the outstanding bonds were and the exchange bonds will be issued prohibits us from incurring other debt senior or equal to the bonds (unless certain tests are met). The outstanding bonds were and the exchange bonds will be subordinate to the debt of our subsidiaries with respect to the assets of our subsidiaries. As of March 31, 2002, after giving effect to the issuance of the outstanding bonds and notes, we would have had total indebtedness on our consolidated balance sheet of approximately $3.38 billion and $220 million of our mandatorily redeemable preferred securities. Approximately $1.12 billion was senior with respect to the assets of our subsidiaries because our subsidiaries are the obligors under such indebtedness. Our total indebtedness includes approximately $298 million of outstanding borrowings under our $400 million revolving credit facility.

Optional Redemption.........  We may redeem all or a part of the bonds at any time and from time to time by paying a
                              "make-whole" premium based on U.S. Treasury rates as described under "Description of
                              Bonds--Optional Redemption."

Change of Control...........  Upon a change of control, as defined under
                              "Description of Notes--Certain Definitions," you will have the right, as a holder of bonds, to require us to repurchase all or part of your bonds at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Risk Factors................  You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" herein and in our 2001 Form 10-K before deciding whether to invest in the exchange bonds.

                              The Exchange Notes

   For a more complete description of the terms of the exchange notes, see "Description of Notes."

Issuer......................  Westar Energy, Inc.

Notes Offered...............  $400,000,000 Senior Notes, 9 3/4% Series Due 2007.

Maturity Date...............  May 1, 2007.

Interest Payment Dates......  May 1 and November 1, beginning on November 1,
                              2002.

Ranking.....................  The outstanding notes were and the exchange notes will be our senior unsecured obligations, equal in right of payment to all of our existing and future unsecured senior indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes.

                              The outstanding notes were and the exchange notes will be effectively junior to all of our secured indebtedness, including the exchange bonds offered hereby and other obligations to the extent of the value of the assets securing such indebtedness and other obligations. The outstanding notes were and the exchange notes will be subordinate to the indebtedness of our subsidiaries to the extent of their assets. As of March 31, 2002, after giving effect to the issuance of the outstanding bonds and notes, we would have had total indebtedness on our consolidated balance sheet of approximately $3.38 billion and $ million of our mandatorily redeemable preferred securities. Approximately $1.12 billion was senior with respect to the assets of our subsidiaries because our subsidiaries are the obligors under such indebtedness and approximately $220 million would have been senior indebtedness representing our secured obligations. Our total indebtedness includes approximately $298 million of outstanding borrowings under our $400 million revolving credit facility.

Optional Redemption.........  We may redeem all or a part of the notes at any time and from time to time by paying a
                              "make-whole" premium based on U.S. Treasury rates as described under "Description of
                              Notes--Optional Redemption."

                              Before May 1, 2004, we may redeem up to 35% of the notes at 109.75% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption with the proceeds of registered public offerings of our common stock as described under "Description of Notes--Optional Redemption."

Change of Control...........  Upon a change of control, as defined under
                              "Description of Notes--Certain Definitions," you will have the right, as a holder of notes, to require us to repurchase all or part of your exchange notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Restrictive Covenants.......  The securities resolution governing the notes contains certain covenants that will limit, among other things, our ability and the ability of our Restricted Subsidiaries (as defined in "Description of Notes") to:

                              .   incur additional debt;

                              . pay dividends on, redeem or repurchase our capital stock;

                              .   create liens;

                              .   distribute the proceeds of asset sales;

                              . create restrictions on our subsidiaries' abilities to pay dividends;

                              .   enter into transactions with affiliates;

                              .   engage in sale and leaseback transactions;

                              .   designate subsidiaries as Unrestricted
                                  Subsidiaries;

                              .   engage in other lines of business; and

                              .   consolidate, merge or sell all or
                                  substantially all of our assets.

                              These covenants will apply principally to us and to KGE, which conduct our electric utility operations. These covenants will not apply to Westar Industries and its subsidiaries, including Protection One and Protection One Europe, or to our investment in ONEOK.

                              If the notes receive and maintain an investment grade rating by two of three rating agencies, and we and our Restricted Subsidiaries are and remain in compliance with the indenture governing the notes, we and our Restricted Subsidiaries will not be required to comply with particular covenants contained in the indenture. For more detailed information on the covenants contained in the securities resolution governing the notes, see "Description of Notes."

Risk Factors................  You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" herein and in our 2001 Form 10-K before deciding whether to invest in the exchange notes.

                                 RISK FACTORS

   In addition to the information contained elsewhere in this prospectus and in the documents incorporated by reference herein (which includes certain of the risk factors set forth in our Form 10-K for the year ended December 31, 2001), the following risk factors should be carefully considered by each prospective investor in deciding to exchange your outstanding securities for exchange securities.

Risks Relating to the Exchange Securities

Our substantial indebtedness could impair our financial condition and our ability to fulfill our obligations under our existing indebtedness as well as under the securities.

   We have a significant amount of debt outstanding. The following chart shows important credit statistics giving effect to the sale of the outstanding bonds and outstanding notes and our use of the proceeds thereof to retire debt. The chart also gives effect to the first quarter 2002 goodwill and customer account impairment charges as of March 31, 2002:

                                                          March 31, 2002
                                                          --------------
                                                          (in thousands)
       Total debt........................................   $3,378,188
       Shareholders' equity and mandatorily redeemable
         preferred securities............................   $1,408,119
       Total debt as a percentage of total capitalization      70.6%

   Our substantial indebtedness could, for example:

   . make it more difficult for us to satisfy our obligations with respect to the securities;

   . reduce the amount of money available to finance our operations, capital expenditures and other activities;

   .   increase our vulnerability to economic downturns and industry conditions;

   . limit our flexibility in responding to changing business and economic conditions, including increased competition and demand for new products and services;

   .   limit our ability to borrow additional funds; and

   .   impact our ability to pay dividends.

   We may incur substantial additional debt in the future, and we may do so in order to finance future acquisitions and investments. The terms of the mortgage and/or the indenture governing the bonds and the notes, respectively, will permit us and our subsidiaries to do so, subject to certain limitations with respect to our Restricted Subsidiaries, which conduct or hold our utility businesses. The addition of further debt to our current debt levels could intensify the leverage-related risks that we now face. The Note indenture also permits us to incur additional debt senior to the notes including the first mortgage bonds issued under the mortgage.

The securities are effectively subordinated to all debt and other liabilities of our subsidiaries with respect to the assets of our subsidiaries.

   Significant portions of our operations are conducted through our subsidiaries. Due to structural subordination, the securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the assets of our subsidiaries. The mortgage and the indenture governing the bonds and the notes, respectively, do not contain any covenants which restrict the ability of our Unrestricted Subsidiaries, which conduct or hold our non-utility businesses, to incur additional indebtedness. As of March 31, 2002, our subsidiaries had approximately $1.12 billion of indebtedness outstanding, of which $433 million is the debt of our Unrestricted Subsidiaries, not subject to the covenants described under "Description of Notes."

The agreements governing our indebtedness contain various covenants that limit our management's discretion in the operation of our businesses and also require us to meet certain financial maintenance tests. Failure to comply with any of these tests could have a material adverse effect on us.

   The agreements governing our indebtedness contain various covenants, including those that restrict our ability to:

   .   incur additional debt;

   .   pay dividends on, redeem or repurchase our capital stock;

   .   create liens; and

   .   consolidate, merge or sell all or substantially all of our assets.

   Any failure to comply with the restrictions of any of our existing or new credit facilities or any agreement governing our indebtedness, including the mortgage and the indenture governing the bonds and the notes, respectively, may result in a default under such facilities and agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. For more information, see "Description of Bonds" and "Description of Notes."

We may be unable to repurchase the bonds or the notes if we experience a change of control.

   Following a change of control, we would be required to offer to purchase the bonds and notes at a price equal to 101% of their principal amount, plus accrued interest to the purchase date. We cannot assure you that we will have sufficient funds available to make the required purchases of the bonds and/or notes in that event.

   Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These purchase requirements may delay or make it harder for a third party to obtain control of our company.

   The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, if the transaction does not involve any shift in voting power or beneficial ownership or does not involve a shift large enough to trigger a change of control as defined in the indentures governing the bonds or notes, respectively.

   The change of control provisions do not apply to the proposed merger with PNM or to any merger of a Restricted Subsidiary and us, or to the acquisition of any additional shares of our common stock by Westar Industries.

An active or liquid trading market for the exchange securities may not develop.

   Prior to these offerings, there has been no public market for the exchange securities. We intend to apply to have the exchange securities designated as eligible for trading in the PORTAL Market. The initial purchasers of the outstanding securities have informed us that they intend to make a market in the exchange securities. However, they are not obligated to do so, and may discontinue any such market-making with respect to the exchange bonds, the exchange notes or both, at any time without notice. There can be no assurance that an active trading market for the exchange securities will develop, or, if one does develop, that it will be sustained.

   Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the exchange securities, as well as for the publicly tradeable exchange securities for which they may be exchanged, will also be volatile. This volatility may affect your ability to resell your outstanding bonds, outstanding notes or the exchange bonds or exchange notes, as well as the timing of any such resale or exchange.

Failure to exchange your outstanding securities will leave them subject to transfer restrictions.

   If you do not exchange your outstanding securities for exchange securities, you will continue to be subject to the restrictions on transfer of your outstanding securities set forth in their legend, because the outstanding securities were issued pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, outstanding securities may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding securities under the Securities Act. As outstanding securities are tendered and accepted in the exchange offers, the aggregate principal amount of outstanding securities will decrease, which decrease will decrease their liquidity.

Risks Relating to the Exchange Notes

Holders of our secured debt would be paid first to the extent of their security interest if we were to become insolvent.

   The notes are not secured by any of our assets or any of the assets of our subsidiaries. The indenture governing the notes permits us to incur additional debt, including bonds, purchase money debt and other secured debt. If we were to become insolvent, holders of any current and future secured debt would be paid first to the extent of their security interest. Our bonds are secured by a first lien on substantially all of our assets (excluding cash and accounts receivable, securities not pledged under the mortgage, electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes and merchandise, appliances and supplies held for resale or lease to customers). Accordingly, investors in the notes may not be fully repaid if we become insolvent.

   As of March 31, 2002, we had secured debt on our consolidated balance sheet of approximately $1.4 billion giving effect to the issuance of the outstanding notes and bonds. In addition, we may incur additional secured debt in the future, including under our revolving credit facility. See "Description of Bonds" and "Description of Notes."

Other Risks

Accountants

You may have no effective remedy against Arthur Andersen LLP or any of our directors, officers or underwriters in connection with a material misstatement in our audited financial statements incorporated by reference in this prospectus.

   Arthur Andersen LLP, the independent public accountants that audited our financial statements incorporated by reference in this prospectus for the years ended December 31, 2001, 2000, and 1999 was convicted on June 15, 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corp. Arthur Andersen has announced that it will cease practicing before the SEC by August 31, 2002, unless the SEC determines that another date is appropriate.

   Because our engagement team leaders left Arthur Andersen LLP before we filed the registration statement of which this prospectus forms a part, Arthur Andersen did not participate in the preparation of this prospectus or the related registration statement. As a result, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to include in this prospectus its reports on our financial statements for fiscal 1999, 2000 and 2001, which are incorporated by reference in this prospectus. As permitted under the recent SEC rule changes, we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. As a result, your claims against Arthur Andersen LLP under the Securities Act based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, notwithstanding that we have not filed the written consent of Arthur Andersen relating to our audited financial statements for fiscal 1999, 2000 and 2001, our directors, officers and underwriters may still be able to establish a due diligence defense to any claim relating to those financial statements on the basis they were made on the authority of an expert, which could limit your ability to assert a claim against them.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the exchange securities offered by this prospectus. In consideration for issuing the exchange bonds or exchange notes as contemplated by this prospectus, we will receive a like principal amount of outstanding bonds or outstanding notes, as the case may be. The terms of the exchange securities will be identical in all material respects to the terms of the outstanding securities for which they are exchanged, except that the transfer restrictions and registration rights applicable to the outstanding securities will not be applicable to the exchange securities. The outstanding securities tendered in exchange for the exchange securities will be retired and canceled. Accordingly, the issuance of the exchange securities will not result in any increase in our indebtedness.

                              THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

   Exchange Offer Registration Statements. We issued the outstanding securities on May 10, 2002. The initial purchasers have advised us that they subsequently resold the outstanding securities to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the offering of the outstanding securities, we entered into registration rights agreements dated May 10, 2002, pursuant to which we agreed, for the benefit of all holders of the outstanding securities, at our own expense, to do the following:

      (1) to file the registration statement of which this prospectus is a part with the Commission on or prior to 180 days after the issue date of the outstanding securities,

      (2) to use our best efforts to cause the registration statement to be declared effective under the Securities Act within 270 days after the issue date of the outstanding securities, and

      (3) to use our best efforts to keep the registration statement effective during the one-year period following the consummation of the exchange offers.

   Further, we agreed to keep the exchange offers open for acceptance for not less than 20 nor more than 35 business days (or longer if required by applicable law). For each outstanding security validly tendered pursuant to the exchange offers and not withdrawn, the holder of the outstanding security will receive an exchange security having a principal amount equal to that of the tendered outstanding security. Interest on each exchange security will accrue from the last date on which interest was paid on the tendered outstanding security in exchange therefor or, if no interest was paid on such outstanding security, from the issue date.

   The following is a summary of the registration rights agreements relating to the outstanding securities. It does not purport to be complete and it does not contain all of the information you might find useful. For further information you should read the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement. The exchange offers are intended to satisfy certain of our obligations under the registration rights agreement.

   Transferability. We issued the outstanding securities on May 10, 2002 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding securities may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the Commission with respect to similar transactions, we believe that the exchange securities issued pursuant to the exchange offers in exchange for outstanding securities may be offered for resale, resold and otherwise transferred by holders of securities who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

      (1) any exchange securities to be received by the holder were acquired in the ordinary course of the holder's business;

      (2) at the time of the commencement of the exchange offers the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange securities; and

      (3) the holder is not an "affiliate" of the Company, as defined in Rule 405 under the Securities Act.

   However, we have not sought a no-action letter with respect to the exchange offers and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offers. Any holder who tenders his outstanding securities in the exchange offers with any intention of participating in a distribution of exchange securities (1) cannot rely on the interpretation by the staff of the Commission, (2) will not be able to validly tender outstanding securities in the exchange offers and
(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

   In addition, each broker-dealer that receives exchange securities for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "under-writer" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for outstanding securities where the outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the registration rights agreement, we agreed to make this prospectus available to any such broker-dealer for use in connection with any such resale for the one-year period ending on the first anniversary of the expiration date.

   Each broker-dealer that receives exchange securities for its own account in exchange for outstanding securities, where such securities were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. See "Plan of Distribution."

   Shelf Registration Statement. We will, at our cost, (a) file with the Commission one or more shelf registration statements covering resales of the outstanding securities as soon as practicable, but, in any event, within 360 days after the issue date of the outstanding securities, (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our best efforts to keep the shelf registration statement continually effective, supplemented and amended to the extent necessary to ensure that it is available for resales of securities by the holders of Transfer Restricted Securities for a period of at least two years following the effective date of such shelf registration statement (or such shorter period that will terminate when all the securities covered by such shelf registration statement have been sold pursuant to such shelf registration statement or are otherwise no longer Transfer Restricted Securities), if:

      (1) we are not required to file the exchange offer registration statement or not permitted to consummate the exchange offers because the exchange offers are not permitted by applicable law or Commission policy or

      (2) any initial purchaser so requests with respect to outstanding securities that are not eligible to be exchanged for exchange securities in the exchange offers or notifies us that it may not resell the exchange securities acquired by it in the exchange offers to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statements is not appropriate or available for such resales.

   We will, in the event of the filing of the shelf registration statement, provide to each holder of the outstanding securities copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the outstanding securities has become effective and take certain other action as is required to permit unrestricted resales of the outstanding securities. A holder of outstanding securities who sells such outstanding securities pursuant to the shelf registration statement generally will (1) be required to be named as a selling security holder in the related prospectus, (2) be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) be bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification obligations).

Terms of the Exchange Offers

   Upon satisfaction or waiver of all the conditions of the exchange offers, we will accept any and all outstanding securities properly tendered and not withdrawn prior to the expiration date and will issue the exchange securities promptly after acceptance of the outstanding securities. See "--Conditions to the Exchange Offers" and "Procedures for Tendering Outstanding Securities." We will issue $1,000 principal amount of exchange securities in exchange for each $1,000 principal amount of outstanding securities accepted in the exchange offers. As of the date of this prospectus, there are $365,000,000 aggregate principal amount of outstanding bonds and $400,000,000 aggregate principal amount of outstanding notes. Holders may tender some or all of their outstanding securities pursuant to the exchange offers. However, outstanding securities may be tendered only in integral multiples of $1,000.

   The exchange securities are identical to the outstanding securities except for the elimination of certain transfer restrictions and registration rights. The exchange securities will evidence the same debt as the outstanding securities and will be issued pursuant to, and entitled to the benefits of, the respective indentures pursuant to which the outstanding securities were issued and each will be deemed one issue of securities, together with the outstanding securities.

   This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding securities. Holders of outstanding securities do not have any appraisal or dissenters' rights under the indentures in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

   For purposes of the exchange offers, we will be deemed to have accepted validly tendered outstanding securities when, and as if, we have given oral or written notice thereof to the appropriate exchange agent. Each exchange agent will act as our agent for the purpose of distributing the appropriate exchange securities from us to the tendering holders. If we do not accept any tendered outstanding securities because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding securities, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

   Holders who tender outstanding securities in the exchange offers will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of outstanding securities pursuant to the exchange offers. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offers. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The term "expiration date" shall mean 5:00 p.m., New York City time, on August 23, 2002, for each exchange offer unless we, in our sole discretion, extend an exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend an exchange offer, we will notify the exchange agent by oral or written notice and each appropriate registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, (1) to delay accepting any outstanding securities, (2) to extend each exchange offer, (3) to terminate each exchange offer if each condition set forth below under "--Conditions to the Exchange Offers" shall not have been satisfied, or (4) to amend the terms of the exchange offer in any manner. We will notify the appropriate exchange agent of any delay, extension, termination or amendment by oral or written notice. We will additionally notify each registered holder of any amendment. We will give to the appropriate exchange agent written confirmation of any oral notice.

Exchange Date

   As soon as practicable after the close of each exchange offer we will accept for exchange all outstanding securities properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

Conditions to the Exchange Offers

   Notwithstanding any other provisions of the exchange offers, and subject to our obligations under the registration rights agreement, we (1) shall not be required to accept any outstanding securities for exchange, (2) shall not be required to issue exchange securities in exchange for any outstanding securities and (3) may terminate or amend an exchange offer if, at any time before the acceptance of outstanding securities for exchange, any of the following events shall occur:

      (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

      (2) any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with an exchange offer or materially impair the contemplated benefits of such exchange offer to us;

      (3) any law, statute, rule or regulation is proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with an exchange offer or materially impair the contemplated benefits of the exchange offer to us;

      (4) any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

      (5) the exchange offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any outstanding securities tendered, and no exchange securities will be issued in exchange for any such outstanding securities, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture for the bonds or the notes, as the case may be, under the Trust Indenture Act of 1939, as amended.

   Neither exchange offer is conditioned on any minimum aggregate principal amount of outstanding securities being tendered for exchange.

   The exchange offers are separate transactions and the consummation of the bonds exchange offer is not conditioned upon the consummation of the notes exchange offer and vice versa.

Consequences of Failure to Exchange

   Any outstanding securities not tendered pursuant to the exchange offers will remain outstanding and continue to accrue interest. The outstanding securities will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding securities, the outstanding securities may be resold only (1) to us, (2) to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (3) to an Institutional Accredited Investor that, prior to the transfer, furnishes to the trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the securities (the form of this letter can be obtained from the trustee), (4) pursuant to the limitations on resale provided by Rule 144 under the Securities Act, (5) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (6) pursuant to an effective registration statement under the Securities Act, or (7) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding securities could be adversely affected upon completion of the exchange offers.

Fees and Expenses

   We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

   Expenses incurred in connection with the exchange offers will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

   We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will amortize the expenses of the exchange offers as additional interest expense over the term of the exchange securities.

Procedures for Tendering Outstanding Securities

   The tender of outstanding securities pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding securities will constitute an agreement to deliver good and marketable title to all tendered outstanding securities prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

   Except as provided in "--Guaranteed Delivery Procedures," unless the outstanding securities being tendered are deposited by you with the appropriate exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange securities will be made only against deposit of tendered outstanding securities and delivery of all other required documents. Notwithstanding the foregoing, DTC participants tendering through its Automated
Tender Offer Program ("ATOP") will be deemed to have made valid delivery where the exchange agent receives an agent's message prior to the expiration date.

   Accordingly, to properly tender outstanding securities, the following procedures must be followed:

   Securities held through a Custodian. Each beneficial owner holding outstanding securities through a DTC participant must instruct the DTC participant to cause its outstanding securities to be tendered in accordance with the procedures set forth in this prospectus.

   Securities held through DTC. Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding securities through DTC must (1) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or (2) comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "--Guaranteed Delivery Procedures--Securities held through DTC."

   The exchange agents will (promptly after the date of this prospectus) establish accounts at DTC for purposes of the exchange offers with respect to outstanding securities held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding securities into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding securities may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "--Exchange Agents," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to an exchange agent. The confirmation of a book-entry transfer into an exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

   The term "agent's message" means a message transmitted by DTC to, and received by, the appropriate exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that such DTC participant has received a letter of transmittal and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

   Cede & Co., as the holder of the global security, will tender a portion of the global security equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

   By tendering, each holder and each DTC participant will represent to us that, among other things, (1) it is not our affiliate, (2) it is not a broker-dealer tendering outstanding securities acquired directly from us for its own account, (3) it is acquiring the exchange securities in its ordinary course of business and (4) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange securities.

   We will not accept any alternative, conditional, irregular or contingent tenders (unless waived by us). By executing a letter of transmittal or transmitting an acceptance through ATOP, as the case may be, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding securities.

   We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding securities, and such determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to either exchange offer and any irregularities or conditions of tender as to particular outstanding securities. Our interpretation of the terms and conditions of each exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agents, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding securities will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding securities received by an exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   LETTERS OF TRANSMITTAL AND OUTSTANDING SECURITIES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING SECURITIES TO US OR DTC.

   The method of delivery of outstanding securities, letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the applicable letter of transmittal, delivery will be deemed made only when actually received by the appropriate exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the appropriate exchange agent prior to the expiration date.

Guaranteed Delivery Procedures

   Securities held through DTC. DTC participants holding outstanding securities through DTC who wish to cause their outstanding securities to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

      (1) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including:

      .   a bank;

      . a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

      .   a credit union;

      . a national securities exchange, registered securities association or clearing agency; or

      . a savings institution that is a participant in a Securities Transfer Association recognized program;

      (2) prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this prospectus; and

      (3) book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three NYSE trading days after the date of the execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw tenders of outstanding securities, or any portion of your outstanding securities, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding securities properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offers.

   Securities held through DTC. DTC participants holding outstanding securities who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the appropriate exchange agent, at its address set forth under "--Exchange Agents," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount due at the stated maturity of outstanding securities to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the appropriate exchange agent effectuates a withdrawal.

   A withdrawal of a tender of outstanding securities by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

   Securities held by Holders. Holders may withdraw their tender of outstanding securities, prior to 5:00 p.m., New York City time, on the expiration date, by delivering to the exchange agent, at its address set forth under "--Exchange Agents," a written, telegraphic or facsimile notice of withdrawal. Any such notice of withdrawal must (1) specify the name of the person who tendered the outstanding securities to be withdrawn,

(2) contain a description of the outstanding securities to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such outstanding securities and the aggregate principal amount due at the stated maturity represented by such outstanding securities and (3) be signed by the holder of such outstanding securities in the same manner as the original signature on the letter of transmittal by which such outstanding securities were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to us, in our sole discretion, and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf such holder. If the outstanding securities to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written, telegraphic or facsimile notice of withdrawal even if physical release is not yet effected.

   All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the outstanding securities being withdrawn are held for the account of any of the institutions listed above under "--Guaranteed Delivery Procedures."

   A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC participant or a holder of outstanding securities, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or letter of transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant or a holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this prospectus.

   A withdrawal of a tender of outstanding securities by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

Exchange Agents

   BNY Midwest Trust Company has been appointed as exchange agent for the exchange bonds. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal in connection with the exchange bonds should be directed to BNY Midwest Trust Company addressed as follows:

                       By Registered or Certified Mail:
                             The Bank of New York,
                               as Exchange Agent
                             The Bank of New York
                Corporate Trust Operations Reorganization Unit
                          101 Barclay Street - 7 East
                              New York, NY 10286

                           By Hand before 4:30 p.m.:
                             The Bank of New York
                Corporate Trust Operations Reorganization Unit
                          101 Barclay Street - 7 East
                              New York, NY 10286

               By Hand after 4:30 p.m. or by Overnight Courier:
                             The Bank of New York
                Corporate Trust Operations Reorganization Unit
                          101 Barclay Street - 7 East
                              New York, NY 10286
                            Facsimile: 212-815-6331
                            Telephone: 212-298-1915
                        Attention: Santino Ginocchietti

   Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange notes. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal in connection with the exchange notes should be directed to Deutsche Bank Trust Company Americas addressed as follows:

                       By Registered or Certified Mail:
                     Deutsche Bank Trust Company Americas,
                               as Exchange Agent
                          DB Services Tennessee, Inc.
                              Reorganization Unit
                                P.O. Box 292737
                           Nashville, TN 37229-2737

                           By Hand before 4:30 p.m.:
                        c/o DTC Transfer Agent Services
                          55 Water Street, 1st Floor
                            Jeannette Park Entrance
                              New York, NY 10041

                  By Hand after 4:30 or by Overnight Courier:
                          DB Services Tennessee, Inc.
                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211
                           Facsimile: (615) 835-3701
                           Telephone: (800) 735-7777
                          Attention: Customer Service

Transfer Taxes

   Holders of outstanding securities who tender their outstanding securities for exchange securities will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange securities in the name of, or request that outstanding securities not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                             DESCRIPTION OF BONDS

   In this description, the terms "Westar Energy," "Company," "we," "our," "ours" and "us" refer solely to Westar Energy, Inc. and not to any of our subsidiaries.

Description of Bonds

   The outstanding bonds were and the exchange bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between Western Resources and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as Trustee (the "Trustee"), as supplemented and amended by thirty-four supplemental indentures and as to be supplemented and amended by a thirty-fifth supplemental indenture (the "Thirty-Fifth Supplemental Indenture") providing for the outstanding bonds (the original mortgage as so supplemented and amended we will refer to as the "Mortgage"). We will refer to the outstanding bonds and the exchange bonds as the "Bonds" and to all the first mortgage bonds issued or issuable under the Mortgage as the "bonds." What follows is a brief summary of certain provisions contained in the Mortgage. The following summaries of certain provisions of the Mortgage do not purport to be complete and are qualified in their entirety by express reference to the Mortgage and any supplemental indentures. Capitalized terms used in this section without definition have the meanings given to such terms in the Mortgage. In addition, capitalized terms used in "--Repurchase at the Option of Holders Upon a Change of Control" in this "Description of Bonds" have the same meanings given to such terms in "Description of Notes--Repurchase at the Option of Holders upon a Change of Control."

General

   The Bonds are limited to an aggregate principal amount of $365 million. The Bonds were issued only in the form of registered bonds without coupons in denominations of $1,000 and multiples thereof. The Bonds are exchangeable for other bonds in equal aggregate principal amounts without charge to the holders except for any applicable tax or governmental charge.

   Each Bond bears interest at the rate set forth on the cover, payable semi-annually on May 1 and November 1 each year. Subject to certain exceptions provided in the Mortgage, interest is payable at either the office of the Trustee in Chicago, Illinois, or of the Paying Agent, BNY Midwest Trust Company, Chicago, Illinois, to the persons in whose names the Bonds are registered at the close of business on the tenth day prior to the interest payment date or, at the option of the Company, may be paid by checks mailed to such persons at their registered addresses. Principal of the Bonds is payable at either of the agencies of the Company mentioned above.

   There are no improvement and/or maintenance fund for the Bonds.

   The Company maintains routine banking relationships with the Trustee.

Optional Redemption

   At any time, and from time to time, the Company may redeem all or any portion of the Bonds, after giving the required notice under the Mortgage at a redemption price equal to the greater of:

      (a) of the principal amount of the Bonds to be redeemed, or

      (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   Any notice to holders of Bonds of such a redemption shall state, among other things, the redemption price and date. No such redemptions may be conditional once notice of redemption is given.

Sinking Fund

   There is no mandatory sinking fund payments for the Bonds.

Repurchase at the Option of Holders Upon a Change of Control

   Upon the occurrence of a Change of Control, each holder of Bonds shall have the right to require the Company to repurchase all or any part of such holder's Bonds pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (Thirty-Fifth Supplemental Indenture, Article III).

   Within 30 days following any Change of Control, the Company shall:

      (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

      (b) send, by first-class mail, with a copy to the Trustee, to each holder of Bonds, at such holder's address appearing in the security register, a notice stating:

          (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "--Repurchase at the Option of Holders upon a Change of Control" and that all Bonds timely tendered will be accepted for payment;

          (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3) the circumstances and relevant facts regarding the Change of Control; and

          (4) the procedures that holders of Bonds must follow in order to tender their Bonds (or portions thereof) for payment, and the procedures that holders of Bonds must follow in order to withdraw an election to tender Bonds (or portions thereof) for payment.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Bonds pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

   Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Mortgage, but that could increase the amount of Debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

   The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Bonds to require the Company to repurchase its Bonds may be uncertain. In such a case, holders of the Bonds may not be able to resolve this uncertainty without resorting to legal action.

   Other Debt of the Company issued in the future may contain prohibitions of certain events which would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Bonds of their right to require the Company to repurchase such Bonds could cause a default under existing or future Debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Bonds upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Bonds in connection with a Change of Control would result in a default under the Mortgage. Such a default would, in turn, constitute a default under existing Debt of the Company, and may constitute a default under future Debt as well. The Company's obligation to make an offer to repurchase the Bonds as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Bonds. See "--Modification of the Mortgage."

Issuance of Additional Bonds

   Additional bonds ranking equally with the bonds of other series then outstanding, including the Bonds, may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued in principal amounts not exceeding the sum of:

      (1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

      (2) the principal amount of bonds retired or to be retired (except out of trust monies); and

      (3) the amount of cash deposited with the Trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

   Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien. (Mortgage, Article III; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First, Thirty-Second, Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures, Article V.) As of January 31, 2002, we had approximately $271 million of net bondable property additions not subject to unfunded prior liens enabling us to issue approximately $163 million principal amount of additional bonds on such date, subject to certain other limitations.

   In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for. Bonds canceled at or prior to the time application is made for the issuance of bonds are not deemed to be outstanding for purposes of calculating interest charges in determining whether the net earnings test is met for the issuance of additional bonds. Bonds or prior lien bonds for which monies sufficient for the payment thereof have been deposited with the Trustee are not considered outstanding for this purpose.

   The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

   . on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien, and

   . on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

   We have reserved the right to amend the Mortgage to eliminate the foregoing requirement. See "--Modification of the Mortgage."

   Based on our results for the twelve months ended January 31, 2002, and giving effect to the repayment of $100 million principal amount of bonds maturing on August 15, 2002, and $397.8 million principal amount of bonds released as collateral from credit facilities, we could issue approximately $365 million principal amount of additional bonds (assuming an interest rate of 7 7/8%). The Bonds have been issued against the principal amount of bonds retired or to be retired and/or additional property additions. (Mortgage, Article III, Sections 3, 4, and 6; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First, Thirty-Second, Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures, Article V.)

Release and Substitution of Property

   The Mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the Trustee, bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee, or unfunded net property additions certified to the Trustee. (Mortgage, Article VII.) The Mortgage also in effect permits the withdrawal of cash against the certification to the Trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the Trustee of bonds we have acquired. (Mortgage, Article VIII; Sections 1-3; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First, Thirty-Second, Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures, Article V.) The Mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. (Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First, Thirty-Second, Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures, Article IV, Sections 2 and 3.) We have reserved the right to amend the Mortgage to change the release and substitution provisions. See "--Modification of the Mortgage."

Priority and Security

   In the opinion of Larry D. Irick, Esq., our Vice President and Corporate Secretary, the Bonds are secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the Mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the Mortgage, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the Trustee for compensation, expenses and liability. In the opinion of Mr. Irick, the Mortgage constitutes a lien on after-acquired property of the character intended to be mortgaged property.

   Excepted from the lien of the Mortgage are:

   .   cash and accounts receivable;

   .   contracts or operating agreements;

   .   securities not pledged under the Mortgage;

   . electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

   . merchandise, appliances and supplies held for resale or lease to customers.

   There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. (Granting Clauses of the Mortgage.) The lien of the Mortgage does not apply to property of KGE so long as KGE remains our wholly owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The Mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the Mortgage and assumes the due and punctual performance of all the covenants and conditions of the Mortgage (Mortgage, Article XII, Section 1); provided further, however, holders of Bonds may require us to purchase all or part of their Bonds as described more fully under "--Repurchase at the Option of Holders upon a Change of Control."

Modification of the Mortgage

   Except as provided in "--Repurchase at the Option of Holders upon a Change of Control," the Mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of the bonds, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent. (Mortgage, Article XV, Section 6; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First, Thirty-Second, Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures, Article V, Sections 3 and 4.)

   The Mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected. (Mortgage, Article XXII, Section 2.)

   We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the Mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application,

      1. the release from the lien of the Mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

      2. in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the Mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

      3. the deletion of the net earnings test for the issuance of additional bonds;

      4. the deletion of the requirement to obtain an independent engineer's certificate in connection with certain releases of property from the lien of the Mortgage; and

      5. the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation. (Thirty-Third, Thirty-Fourth and Thirty-Fifth Supplemental Indentures,
   Article V.)

Events of Default

   An event of default under the Mortgage includes:

   . default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

   . default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

   . default in performance or observance of any other covenant, agreement or condition in the Mortgage continuing for a period of 60 days after written notice to us thereof by the Trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

   . failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000; and

   . certain events in bankruptcy, insolvency or reorganization. (Mortgage, Article IX, Section 1.)

   The Trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the Trustee unless such defaults shall have been cured before the giving of such notice (the term "defaults" for such purposes being defined to be the events specified above, not including any periods of grace); provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the Trustee shall be protected in withholding notice if and so long as the Trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds and, in the case of any default specified in the third bullet point above, no notice shall be given until at least 60 days after the occurrence thereof. (Mortgage, Article XIX, Section 3.) The Trustee is under no obligation to defend or initiate any action under the Mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of bonds, including the Bonds, furnishes the Trustee with reasonable indemnity against such expenses. In the event of a default, the Trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. (Mortgage, Article IX, Sections 1 and 4, Article XIII, Section 2 and Article XXI, Section 6.) In addition, a majority of the holders of the bonds have the right to direct all proceedings under the Mortgage; provided, the Trustee is indemnified to its satisfaction. (Mortgage, Article IX, Section 11.)

                             DESCRIPTION OF NOTES

   In this description the terms "Westar Energy," "we," "Company," "our," "ours" and "us" refer solely to Westar Energy, Inc. and not to any of our subsidiaries.

Description of Debt Securities

   The outstanding notes and the exchange notes are a series of unsecured debt securities (the "Debt Securities"). The outstanding notes were and the exchange notes will be under an Indenture and a Securities Resolution (together, the "Indenture") between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Note Trustee"). The following summaries of certain provisions of the Indenture establishing the terms of the Notes do not purport to be complete and are qualified in their entirety by express reference to the Indenture. For purposes of this section, the term "Notes" refers to both the outstanding notes and the exchange notes. Certain capitalized terms used in this section, "Description of Notes," are used with the meanings set forth under "--Certain Definitions," below. Certain other capitalized terms used in this section without definition have the meanings given to such terms in the Indenture.

General

   The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions creating such series. The Debt Securities are unsecured and rank on a parity with all other unsecured and unsubordinated senior debt of the Company, but are effectively junior to any existing and future secured Debt to the extent of the value of the collateral securing the Debt. The Debt Securities are senior to all indebtedness of the Company which by its terms is made subordinate to the Debt Securities.

Ranking

   The Notes are:

   .   senior unsecured obligations of the Company;

   . equal in right of payment ("pari passu") with all existing and future Senior Debt; and

   . senior in right of payment to all existing and future Subordinated Obligations.

   As of March 31, 2002, after giving effect to the issuance of the outstanding bonds and outstanding notes and our use of the net proceeds to retire debt, we would have had indebtedness on our consolidated balance sheet of approximately $3.38 billion and $220 million of mandatorily redeemable preferred securities. Approximately $1.16 billion would have been senior with respect to the assets of our Subsidiaries because our Subsidiaries are the obligors under such indebtedness, and $724 million would have been senior indebtedness representing our secured obligations. Our total indebtedness would have included $298 million of outstanding borrowings under our $400 million revolving credit facility.

   The Company only has a stockholder's claim on the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors of the Company's Subsidiaries have against those Subsidiaries. Holders of the Notes are only creditors of the Company, and not of any of its Subsidiaries. As a result, all the existing and future liabilities of the Company's Subsidiaries, including any claims of trade creditors and preferred stockholders, are effectively senior to the Notes with respect to the assets of the Subsidiaries.

   The Company's Subsidiaries have significant liabilities, including contingent liabilities. Although the Indenture contains limitations on the amount of additional Debt that the Company and any Restricted Subsidiary may Incur, the amounts of such Debt could be substantial. In addition, the Indenture does not restrict the Incurrence of Debt by the Company's Unrestricted Subsidiaries, and such Debt would be effectively senior in right of payment to the Notes with respect to the assets of those Subsidiaries. See "--Certain Covenants--Limitation on Debt."

   The Notes are obligations exclusively of the Company. To the extent that the Company's ability to service its debt, including the Notes, may be dependent upon the earnings of the Company's Subsidiaries, the Company's ability to do so will be dependent on the Subsidiaries' ability to distribute those earnings to the Company as dividends, loans or other payments. There are no loan documents or other agreements that restrict the ability of the Company's Restricted Subsidiaries to pay dividends, extend loans or make other payments to the Company. Certain laws restrict the ability of the Company's Restricted Subsidiaries to pay dividends, extend loans or make other payments to the Company.

   The Notes are unsecured obligations. Secured Debt of the Company is effectively senior to the Notes to the extent of the value of the assets securing such secured Debt. Substantially all of the utility assets of the Company and KGE, a Restricted Subsidiary, are subject to Liens under the Mortgage pursuant to which the bonds are issued and under the KGE mortgage pursuant to which KGE's bonds are issued, respectively.

   As of March 31, 2002, $724 million of the bonds were outstanding. The Mortgage provides that no other Debt equal with respect to the property subject to the Lien of the Mortgage or senior to such bonds in right of payment may be Incurred by the Company except as permitted thereunder.

   See "Risk Factors--Risks Relating to the Exchange Securities--Our substantial indebtedness could impair our financial condition and our ability to fulfill our obligations under our existing indebtedness as well as under the exchange securities" and "--The exchange securities are effectively subordinated to all debt and other liabilities of our subsidiaries with respect to the assets of our subsidiaries."

Optional Redemption

   At any time, and from time to time, the Company may redeem all or any portion of the Notes, after giving the required notice under the Indenture at a redemption price equal to the greater of:

      (a) 100% of the principal amount of the Notes to be redeemed, or

      (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 75 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   Any notice to holders of Notes of such a redemption shall state, among other things, the redemption price and date. No such redemptions may be conditional once notice of redemption is given.

   At any time and from time to time, prior to May 1, 2004, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.

Sinking Fund

   There is no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

   Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

   Within 30 days following any Change of Control, the Company shall:

      (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

      (b) send, by first-class mail, with a copy to the Note Trustee, to each holder of Notes, at such holder's address appearing in the security register, a notice stating:

          (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment;

          (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3) the circumstances and relevant facts regarding the Change of Control; and

          (4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

   Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

   The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Notes to require the Company to repurchase such holder's Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

   Other Debt of the Company issued in the future may contain prohibitions on certain events which would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase such Notes could cause a default under existing or future Debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing Debt of the Company, and may constitute a default under future Debt as well. The Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the Notes. See "--Amendments and Waivers."

Certain Covenants

   Covenant Suspension. Set forth below are summaries of certain covenants applicable to the Notes. During any period of time that the Notes have Investment Grade Ratings from the Required Rating Agencies, the Company and any Restricted Subsidiary will not be subject to the following provisions of the
Indenture:

   .   "--Limitation on Debt,"

   .   "--Limitation on Restricted Payments,"

   .   "--Limitation on Asset Sales,"

   . "--Limitation on Restrictions on Distributions from any Restricted Subsidiary,"

   .   "--Limitation on Transactions with Affiliates,"

   . clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "--Designation of Restricted and Unrestricted Subsidiaries,"

   .   "--Limitation on Company's Business,"

   .   "--Repurchase at the Option of Holders Upon a Change of Control" and

   . clauses (e) and (f) of the first paragraph of "--Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). In the event that the Company and any Restricted Subsidiary are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, a Rating Agency withdraws its rating or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from the Required Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and any Restricted Subsidiary will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the Issue Date.

   Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

      (1) if such Debt is Debt of the Company or any Restricted Subsidiary, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, or

      (2) such Debt is Permitted Debt.

   The term "Permitted Debt" is defined to include the following:

      (a) Debt of the Company evidenced by the Notes and the bonds (including bonds pledged to secure Debt under clause (b) below);

      (b) Debt of the Company under the Credit Facilities, provided that the aggregate principal amount of all such Debt under the Credit Facilities at any one time outstanding shall not exceed $1.3 billion, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "--Limitation on Asset Sales";

      (c) Capital Expenditure Debt, provided that:

          (1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

          (2) the aggregate principal amount of all Debt Incurred pursuant to this clause (c) during any calendar year does not exceed $150 million;

      (d) Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

      (e) Debt under Interest Rate Agreements entered into by the Company or any Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such Agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

      (f) Debt under Currency Exchange Protection Agreements entered into by the Company or any Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

      (g) Debt under Commodity Price Protection Agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes;

      (h) Debt in connection with one or more standby letters of credit, performance bonds and/or collateral margin accounts issued or opened by the Company or any Restricted Subsidiary (but not including any Guarantees) in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

      (i) Debt outstanding on the Issue Date not otherwise described in clauses
   (a) through (h) above;

      (j) Debt of the Company and the Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $100 million; and

      (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clauses (a), (c) and (i) of clause (2) of this covenant.

   Notwithstanding anything to the contrary contained in this covenant,

      (a) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt will be deemed not to be an incurrence of Debt for purposes of this covenant; and

      (b) for purposes of determining compliance with this covenant, in the event that an item of Debt (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (k) of clause (2) of this covenant or is entitled to be incurred pursuant to clause (l) of the first paragraph of this covenant, the Company will, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

   Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

      (a) a Default or Event of Default shall have occurred and be continuing,

      (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "--Limitation on Debt" or

      (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

          (1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

          (2) Capital Stock Sale Proceeds, plus

          (3) the sum of:

             (A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

             (B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

                 (x) any such Debt issued or sold to the Company or any
              Restricted Subsidiary of the Company, and

                 (y) the aggregate amount of any cash or other Property
              distributed by the Company or such Restricted Subsidiary upon any such conversion or exchange,

      plus

          (4) an amount equal to the sum of:

             (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

             (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

   Notwithstanding the foregoing limitation, the Company may:

      (a) pay dividends on its Capital Stock within 75 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture and this covenant; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

      (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that

          (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

          (2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above; and

      (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

      (d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

      (e) make a Restricted Payment, if at the time the Company or any Restricted Subsidiary first Incurred a commitment for such Restricted Payment, such Restricted Payment could have been made; provided, however, that all commitments Incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by the Company or such Restricted Subsidiary at the time the commitments were Incurred, except that commitments Incurred and outstanding that are treated as the Restricted Payment expended by the Company or such Restricted Subsidiary and that are terminated shall no longer be treated as a Restricted Payment expended by the Company or such Restricted Subsidiary upon the termination of such commitment;

      (f) pay scheduled dividends on Preferred Stock of the Company or any Restricted Subsidiary or on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under "--Limitation on Debt," provided, however, that any such dividends shall be included in the calculation of the amount of Restricted Payments;

      (g) pay scheduled cash dividends on the Company's common stock and Restricted Share Units at an annual rate not in excess of $1.20 per share, provided, however, that any such cash dividends shall be included in the calculation of the amount of Restricted Payments;

      (h) make distributions of part or all of the businesses of Protection One or Protection One Europe to holders of the Company's Capital Stock;

      (i) repurchase the Cumulative Preferred Stock outstanding as of the Issue Date; and

      (j) make Restricted Payments not otherwise permitted hereunder in an aggregate amount not in excess of $50 million.

   Limitation on Liens. So long as any of the Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon or with respect to any of its Property of any character, including without limitation any shares of Capital Stock of any Restricted Subsidiary, without making effective provision whereby the Notes shall (so long as any such other creditor shall be so secured) be equally and ratably secured (along with any other creditor similarly entitled to be secured) by a direct Lien on all property subject to such Lien (for the avoidance of doubt, the foregoing restriction shall not apply to Permitted Liens securing Debt of the Company).

   Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

      (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

      (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and such Restricted Subsidiary are no longer obligated with respect to such liabilities, provided, however, that the foregoing shall not prohibit the Company or such Restricted Subsidiary from transferring assets in consideration of receipt of Additional Assets and other cash or Cash Equivalents; and

      (c) the Company delivers an Officers' Certificate to the Note Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and
   (b).

   The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or any Restricted Subsidiary, to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any Debt):

      (a) to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to the Company or an Unregulated Affiliate of the Company); or

      (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by such Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

   Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within one year from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such one-year period and that shall not have been completed or abandoned shall constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds exceeds $25 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to the principal amount of the Notes, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or any Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

   The term "Allocable Excess Proceeds" will mean the product of:

      (a) the Excess Proceeds, and

      (b) a fraction,

          (1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

          (2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

   Within five business days after the Company is obligated to make a Prepayment Offer as described in the second preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   Limitation on Restrictions on Distributions from any Restricted
Subsidiary. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of such Restricted Subsidiary to:

      (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

      (b) make any loans or advances to the Company or any other Restricted Subsidiary; or

      (c) transfer any of its Property to the Company or any other Restricted Subsidiary.

   The foregoing limitations shall not apply:

      (1) to restrictions:

          (A) in effect on the Issue Date,

          (B) relating to Debt of any Restricted Subsidiary and existing at the time it became a Restricted Subsidiary, or

          (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that such restriction is no less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and

      (2) with respect to clause (c) only, to restrictions:

          (A) relating to Debt (that is permitted to be Incurred and secured without also securing the Notes) pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

          (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired,

          (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

          (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

   Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

      (a) the terms of such Affiliate Transaction are:

          (1) set forth in writing, and

          (2) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and

          (3) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

      (b) if such Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (a)(3) of this paragraph as evidenced by a Board resolution promptly delivered to the Note Trustee;

      (c) if such Affiliate Transaction involves aggregate payments or value in excess of $50 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and such Restricted Subsidiary; or

      (d) if such Affiliate Transaction involves or arises out of contracts or agreements (1) in existence on the Issue Date and any amendments, modifications or extensions thereof not materially disadvantageous to the Company, or (2) ordered or required by the KCC.

   Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

      (a) the Company or such Restricted Subsidiary would be entitled to:

          (1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt," and

          (2) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under "--Limitation on Liens"; and

      (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "--Limitation on Asset Sales".

   Designation of Restricted and Unrestricted Subsidiaries. Subject to the relevant provisions of the covenant described under "-- Limitation on Company's Business," the Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company), other than KGE, to be an Unrestricted Subsidiary if such Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary; provided that: (A) any Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt and an "Investment" by the Company or such Restricted Subsidiary at the time of such designation; (B) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets of greater than $1,000, such designation would be permitted under "--Limitation on Restricted Payments"; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this covenant would be permitted under "--Limitation on Debt" and "--Limitation on Restricted Payments."

   Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a

Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

   In addition, neither the Company nor any Restricted Subsidiary shall be directly or indirectly liable for any Debt incurred after the Issue Date that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

      (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "--Limitation on Debt," and

      (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

   Any such designation or redesignation by the Board of Directors will be evidenced to the Note Trustee by filing with the Note Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

      (a) certifies that such designation or redesignation complies with the foregoing provisions, and

      (b) gives the effective date of such designation or redesignation,

such filing with the Note Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

   Limitation on Company's Business. The Company shall not, directly or indirectly through Restricted Subsidiaries, engage primarily in any business other than the Regulated Utility Business. For the avoidance of doubt, the Company may not transfer any material portion of the assets used by the Company in its Regulated Utility Business to any Affiliate and may not do so to any Subsidiary unless (i) such Subsidiary is designated as a Restricted Subsidiary and (ii) such Subsidiary unconditionally Guarantees the Company's obligations under the Notes; provided, however, this covenant shall not limit the businesses engaged in by the Unrestricted Subsidiaries or their Subsidiaries or successors.

Merger, Consolidation and Sale of Property

   The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of any Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property, excluding the Unrestricted Subsidiaries, in any one transaction or series of transactions unless:

      (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and which is engaged primarily, directly or indirectly through Subsidiaries, in the Regulated Utility Business;

      (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Note Trustee, executed and delivered to the Note Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes,

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

   according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

      (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, excluding the Unrestricted Subsidiaries, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

      (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or a Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

      (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "--Limitation on Debt";

      (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and

      (g) the Company shall deliver, or cause to be delivered, to the Note Trustee, in form and substance reasonably satisfactory to the Note Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein described relating to such transaction have been satisfied.

   The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but the predecessor Company in the case of:

      (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or
      (b) a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.

SEC Reports

   Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Note Trustee and holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings.

Events of Default

   Events of Default in respect of the Notes include:

      (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

      (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

      (c) failure to comply with the covenant described under "--Merger, Consolidation and Sale of Property";

      (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 90 days after written notice is given to the Company as provided below;

      (e) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25 million (or its foreign currency equivalent at the time), which acceleration has not been rescinded or annulled within 10 days after the period for annulment in the agreement governing such Debt (the "cross acceleration provisions");

      (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $25 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

      (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary (the "bankruptcy provisions");

   A Default under clause (4) is not an Event of Default until the Note Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

   The Company shall provide an Officers' Certificate to the Note Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default that has occurred, and, if applicable, describe such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take with respect thereto.

   If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Note Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Note Trustee or the holders of the Notes. After any such acceleration, but efore a judgment or decree based on acceleration is obtained by the Note Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

   Subject to the provisions of the Indenture relating to the duties of the Note Trustee, in case an Event of Default shall occur and be continuing, the Note Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Note Trustee indemnity satisfactory to it. Subject to such provisions for the indemnification of the Note Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee or exercising any trust or power conferred on the Note Trustee with respect to the Notes.

   No holder of Notes shall have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

      (a) such holder has previously given to the Note Trustee written notice of a continuing Event of Default,

      (b) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Note Trustee to institute such proceeding as trustee, and

      (c) the Note Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

   However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,

      (1) reduce the amount of Notes whose holders must consent to an amendment or waiver,

      (2) reduce the rate of or extend the time for payment of interest on any Note,

      (3) reduce the principal of, or premium, if any, or extend the Stated Maturity of any Note,

      (4) make any Note payable in money other than U.S. dollars,

      (5) impair the right of any holder of the Notes to receive payment of principal of, or premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes,

      (6) subordinate the Notes to any other obligation of the Company,

      (7) reduce the Change of Control Purchase Price or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer, and

      (8) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto.

   Without the consent of any holder of the Notes, the Company and the Note Trustee may amend the Indenture to:

      (1) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the Notes,

      (2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

      (3) provide for uncertificated Notes in addition to or in place of certificated Notes,

      (4) secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company,

      (5) make any change that does not adversely affect the rights of any holder of the Notes,

      (6) make any change to the subordination provisions of the Indenture that would not limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, and

      (7) provide for the issuance of additional Notes in accordance with the Indenture.

   No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

   The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

   The Company at any time may terminate:

      (1) its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants,"

      (2) the operation of the cross acceleration provisions, the judgment default provisions, and the bankruptcy provisions described under "--Events of Default" above, and

      (3) the limitations contained in clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property," above ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

   If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "--Certain Covenants"), (5), (6) or
(7) under "--Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property," above.

   The legal defeasance option or the covenant defeasance option may be exercised only if:

      (a) the Company irrevocably deposits in trust with the Note Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to repurchase, redemption or maturity, as the case may be;

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

      (b) the Company delivers to the Note Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to repurchase, redemption or maturity, as the case may be;

      (c) 91 days pass after the deposit is made and during the 91-day period no Default described in clause (7) under "--Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

      (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

      (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

      (f) in the case of the legal defeasance option, the Company delivers to the Note Trustee an Opinion of Counsel stating that:

          (1) the Company has received from the Internal Revenue Service, or "IRS," a ruling, or

          (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance had not occurred; and

      (g) in the case of the covenant defeasance option, the Company delivers to the Note Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Governing Law

   The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Note Trustee

   Deutsche Bank Trust Company Americas is the Note Trustee under the Indenture.

   Except during the continuance of an Event of Default, the Note Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Note Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture and in this "Description of Notes." Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

   "Additional Assets" means:

      (a) any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Regulated Utility Business; or

      (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, that such Person which becomes a Restricted Subsidiary is not engaged primarily in any business other than the Regulated Utility Business.

   "Affiliate" of any specified Person means:

      (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

      (b) any other Person who is a director or officer of:

          (1) such specified Person,

          (2) any Subsidiary of such specified Person, or

          (3) any Person described in clause (a) above.

   For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Sale" means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of
      (a) any shares of Capital Stock of a Restricted Subsidiary, or

      (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

   other than:

      (1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary,

      (2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain
   Covenants--Limitation on Restricted Payments,"

      (3) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property,"

      (4) any sales of accounts receivable, and

      (5) any disposition or series of related dispositions the proceeds of which do not exceed $20 million.

   "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

      (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

      (b) in all other instances the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing: (a) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments.

   "Board of Directors" means the board of directors of the Company.

   "bonds" means any series of the bonds, including the Bonds.

   "Capital Expenditure Debt" means Debt Incurred by any Person to finance a capital expenditure so long as such capital expenditure is or should be included as an addition to "Property, Plant and Equipment, Net" in accordance with GAAP; provided, that the proceeds of such Debt are expressly dedicated to, or segregated for, the payment of such capital expenditure or to repay short-term Debt incurred to pay part or all of such capital expenditure.

   "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

   "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

   "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Cash Equivalents" means any of the following:

      (a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

      (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A," "A-3" or "A-" or higher according to Fitch Ratings, Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

      (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

          (1) a bank meeting the qualifications described in clause (b) above, or

          (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

      (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "F1" (or higher) according to Fitch Ratings, "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

      (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

          (1) the long-term debt of such State is rated "A," "A-3" or "A-" or higher according to Fitch Ratings, Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

          (2) such obligations mature within 180 days of the date of acquisition thereof.

   "Change of Control" means the occurrence of any of the following events:

      (a) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than Westar Industries, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

      (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and any Restricted Subsidiary, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary), shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

          (1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

          (2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

      (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

      (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

   Notwithstanding the above, the proposed merger of the Company with Public Service Company of New Mexico shall not be deemed a Change of Control.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

   "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and any Restricted Subsidiary which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

      (a) all intercompany items between the Company and any Restricted Subsidiary or between two or more Restricted Subsidiaries, and

      (b) all current maturities of long-term Debt.

   "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

      (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which financial statements are available prior to such determination date to

      (b) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

      (1) if

          (A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

          (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

   Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or any Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

      (2) if

          (A) since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

          (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

          (C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

   If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiary are no longer liable for such Debt after such sale.

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and any Restricted Subsidiary, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or any Restricted Subsidiary,

      (a) interest expense attributable to Capital Lease Obligations,

      (b) amortization of debt discount and debt issuance cost, including commitment fees,

      (c) non-cash interest expense,

      (d) capitalized interest,

      (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

      (f) net costs associated with Hedging Obligations (including amortization of fees),

      (g) Disqualified Stock Dividends and Preferred Stock Dividends (not including the dividends due in respect of the Preferred Stock of the Company or any Restricted Subsidiary outstanding as of the Issue Date),

      (h) interest Incurred in connection with Investments in discontinued operations,

      (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

      (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, the net income (loss) of the Company and any Restricted Subsidiary; provided, however, that there shall not be included in such Consolidated Net Income:

      (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, the Company's and any Restricted Subsidiary's interest in the net income of any such Person for such period shall be included in the Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or any Restricted Subsidiary as a dividend or other distribution,

      (b) any extraordinary gain or loss,

      (c) the cumulative effect of a change in accounting principles, and

      (d) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

   Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or any Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) of such covenant.

   "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): the excess of cost over Fair Market Value of assets or businesses acquired; any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; treasury stock; cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and investments in and assets of Unrestricted Subsidiaries.

   "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and any Restricted Subsidiary as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made, as:

      (a) the par or stated value of all outstanding Capital Stock of the Company, plus

      (b) paid-in capital or capital surplus relating to such Capital Stock, plus

      (c) any retained earnings or earned surplus, less:

          (1) any accumulated deficit, and

          (2) any amounts attributable to Disqualified Stock.

   "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit--including, for the avoidance of doubt and not by way of limitation, the Western Resources, Inc. Credit Agreement dated as of June 28, 2000, the Western Resources, Inc. Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 17, 1998, the WR Receivables Corporation Purchase and Sale Agreement dated as of July 28, 2000 and the WR Receivables Corporation Receivables Purchase Agreement dated as of July 28, 2000--in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

   "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

   "Debt" means, with respect to any Person on any date of determination (without duplication):

      (a) the principal of and premium (if any) in respect of:

          (1) debt of such Person for money borrowed, and

          (2) debt evidenced by Notes, debentures, secured notes (including the bonds) or other similar instruments for the payment of which such Person is responsible or liable;

      (b) all Capital Lease Obligations of such Person;

      (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations, other than obligations described in (a) through (c), above, entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

      (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured;

      (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

      (i) the Mandatorily Redeemable Preferred Securities and any Guarantees related thereto.

   The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligation at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1) zero if such Hedging Obligation has been Incurred pursuant to clause (e), (f) or (g) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," or

          (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Direct Stock Purchase Plan" means the Company's direct stock purchase plan pursuant to which shares of the Company's common stock may be issued, either through original issue or through shares purchased on the open market.

   "Disqualified Stock" means any Capital Stock of the Company or any Restricted Subsidiary that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

      (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

      (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

      (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

   "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than any Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory Federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

   "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

      (a) the sum of Consolidated Net Income for such period, plus the following to the extent that they reduce Consolidated Net Income for such period:

          (1) the provision for taxes based on income or profits or utilized in computing net loss,

          (2) Consolidated Interest Expense,

          (3) depreciation,

          (4) amortization of intangibles,

          (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

      (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period), plus

      (c) for the fiscal quarters of the Company ending on December 31, 2001 and March 31, 2002, (1) up to $36 million in respect of one-time cash workforce reduction costs to the extent incurred by the Company and (2) up to $25 million in respect of a one-time cash charge to the extent such charge is taken by the Company with respect to costs incurred in connection with repairs necessitated by a January 2002 ice storm.

   Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of any Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

   "Event of Default" has the meaning set forth under "--Events of Default."

   "Exchange Notes" means the notes issued in exchange for the Notes as described under "Exchange Offers; Registration Rights."

   "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

      (a) if such Property has a Fair Market Value equal to or less than $10 million, by any Officer of the Company, or

      (b) if such Property has a Fair Market Value in excess of $10 million, by a majority of the Board of Directors and evidenced by a Board resolution, dated within 30 days of the relevant transaction, delivered to the Note Trustee.

   "Fitch Ratings" means Fitch, Inc.

   "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

      (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (b) in the statements and pronouncements of the Financial Accounting Standards Board,

      (c) in such other statements by such other entity as may be approved by a significant segment of the accounting profession, and

      (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

      (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

      (1) endorsements for collection or deposit in the ordinary course of business, or

      (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

   The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement, but not including a Commodity Price Protection Agreement.

   "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing);

provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

   "Independent Financial Advisor" means an investment banking firm of national standing or any third-party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

   "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, secured notes, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary of the Company. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

   "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch Ratings, Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

   "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from the Required Rating Agencies.

   "Investment Rating" means a rating by Fitch Ratings, Moody's or S&P.

   "Issue Date" means the date on which the Notes are initially issued.

   "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

   "Mandatorily Redeemable Preferred Securities" means the 7 7/8% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS) (related debentures due
2025), the 8 1/2 % Cumulative Quarterly Income Preferred Securities, Series B (QUIPS) (related debentures due 2036) and similar securities issued from time to time, the proceeds of which are received by the Company and which are treated for accounting and rating agency purposes in a substantively similar manner.

   "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

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

   "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

      (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

      (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

      (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

      (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

   "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President of the Company.

   "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Note Trustee.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Note Trustee. The counsel may be an employee of or counsel to the Company or the Note Trustee.

   "Permitted Investment" means any Investment by the Company or any Restricted Subsidiary in:

      (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

      (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or any Restricted Subsidiary;

      (c) Cash Equivalents;

      (d) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any Restricted Subsidiary deem reasonable under the circumstances;

      (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (f) loans and advances (other than loans and advances outstanding on the Issue Date) to employees made in the ordinary course of business consistent with past practices of the Company or any Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $15 million at any one time outstanding;

      (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

      (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales"; and

      (i) other Investments made for Fair Market Value that do not exceed $25 million outstanding at any one time in the aggregate.
      "Permitted Liens" means:
      (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "--Certain
   Covenants--Limitation on Debt;"

      (b) securities issued under the Company's Mortgage, securities issued under KGE's original Mortgage and Deed of Trust dated April 1, 1940, as amended and to be amended (together with the Mortgage, the "Mortgages and Deeds of Trust"), or Liens permitted by the terms of the Mortgages and Deeds of Trust;

      (c) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

      (d) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

      (e) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 90 days past due or are being contested in good faith and by appropriate proceedings;

      (f) Liens on the Property of the Company or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of such Property in the operation of the business of the Company and any Restricted Subsidiary taken as a whole;

      (g) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

      (h) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

      (i) purchase money Liens upon or in Property acquired and held by the Company in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any Property other than the Property being acquired and no such extension, renewal or replacement shall extend to or cover Property not theretofore subject to the Lien being extended, renewed or replaced;

      (j) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

      (k) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

      (l) Liens existing on the Issue Date not otherwise described in clauses
   (a) through (k) above;

      (m) Liens not otherwise described in clauses (a) through (l) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by any Restricted Subsidiary pursuant to the covenant described under "--Certain Covenants--Limitation on Debt";

      (n) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (c), (g), (h), (i), (j) or (l) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

          (1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens being refinanced and fees and expenses incurred in connection therewith, at the time the original Lien became a Permitted Lien under the Indenture, and

          (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or any Restricted Subsidiary in connection with such Refinancing; and

      (o) Liens not otherwise permitted by clauses (a) through (n) above encumbering Property having an aggregate Fair Market Value not in excess of 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available.

   "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

      (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

          (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding, plus interest thereon, of the Debt being Refinanced; and

          (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

      (b) (1) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced and the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; or

      (2) the first mandatory maturity date for any such new Debt is subsequent to May 1, 2007; and

      (c) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include Debt of the Company or any Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

   "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

   "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory Federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

   "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

   "Public Equity Offering" means an underwritten public offering of common stock of the Company.

   "Purchase Money Debt" means Debt:

      (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

      (b) Incurred to finance the acquisition, construction or lease by the Company or any Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

   "Rating Agencies" means Fitch Ratings, Moody's and S&P.

   "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Regulated Utility Business" means any business that is related, ancillary or complementary to the businesses of the Company and any Restricted Subsidiary on the Issue Date, as well as any other business primarily related to the provision of utility services subject to the regulations, in any aspect of such business, of any Federal, State, municipal or other governmental authority in the United States or elsewhere.

   "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio," Debt in the form of revolving loans shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

   "Required Rating Agencies" means any two of the Rating Agencies.

   "Restricted Payment" means:

      (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or any Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

      (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or any Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company or any Restricted Subsidiary that is not Disqualified Stock);

      (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (x) the purchase, repurchase or other acquisition or retirement for value of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within two years of the date of purchase, repurchase, redemption, acquisition or retirement and (y) the retirement of Subordinated Obligations issued in connection with the Mandatorily Redeemable Preferred Securities); or

      (d) any Investment (other than Permitted Investments) in any Person.

   "Restricted Share Unit" means the restricted share units issued pursuant to the Company's 1996 Long Term Incentive and Share Award Plan, which allows for the Company's executive officers and other employees to receive awards of restricted share units related to the common stock of the Company and its Subsidiaries and to receive dividend equivalents with respect to such restricted share units.

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such Property to another Person and the Company or any Restricted Subsidiary leases it from such Person.

   "Senior Debt" means:

      (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of:

          (1) Debt of the Company for borrowed money, and

          (2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Mortgage or the Indenture for the payment of which the Company is responsible or liable;

      (b) all Capital Lease Obligations of the Company;

      (c) all obligations of the Company

          (1) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction,

          (2) under Hedging Obligations, or

          (3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

      (d) all obligations of other Persons of the type referred to in clauses
   (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

      (A) Subordinated Obligations;

      (B) any Debt Incurred in violation of the provisions of the Indenture;

      (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

      (D) any liability for taxes owed or owing by the Company;

      (E) any obligation of the Company to any Subsidiary; or

      (F) any obligations with respect to any Capital Stock of the Company.

   "Special Interest" means the additional interest, if any, to be paid on the Notes as described under "Exchange Offers; Registration Rights."

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

   "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

      (a) such Person,

      (b) such Person and one or more Subsidiaries of such Person, or

      (c) one or more Subsidiaries of such Person.

   "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2007; provided, however, that if the period from the redemption date to May 1, 2007 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unregulated Affiliate" means any Affiliate that is primarily engaged in a business not involving the provision of utility services.

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

   "Unrestricted Subsidiary" means:

      (a) Westar Industries;

      (b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants --Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto;

      (c) any Subsidiary of an Unrestricted Subsidiary; and

      (d) any successor corporation to any Unrestricted Subsidiary identified in clauses (a) through (c) of this definition.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

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                               BOOK-ENTRY SYSTEM

   The outstanding securities are represented by a global security in registered, global form without interest coupons (the " Outstanding Global Security"). The Global Security was deposited upon issuance with the DTC or its nominee, for credit to the accounts of persons holding through it with the respective principal amounts of the outstanding securities represented by such Global Security purchased by such persons in the offerings of the outstanding securities.

   After the expiration of the exchange offers new global securities will be issued. Those securities which are not exchanged will be represented by one or more securities (the "Outstanding Global Security") in registered, global form without interest coupons. The exchange securities will be represented by one or more securities in registered, global form without interest coupons (the "Exchange Global Securities" and together with the Outstanding Global Securities, the "Global Securities"). The Global Securities will be deposited on the date of the acceptance for exchange of the outstanding securities and the issuance of the exchange securities with the DTC, and registered in the name of a nominee of such depositary.

   Ownership of beneficial interests in the Global Securities will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Securities through an offshore transaction in reliance on Regulation S under the Securities Act ("Regulation S") may hold such interest through Clearstream or Euroclear. Holders of exchange securities under DTC's system must be made through direct participants who will receive a credit for the Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of the direct participants and indirect participants. The laws of certain jurisdictions require that certain purchasers of Securities take physical delivery of such exchange securities in definitive form. Such limits and such laws may impair the ability to pledge or transfer beneficial interests in the exchange securities.

   Payment of the principal of, or premium, if any, and interest on, exchange securities represented by the Global Securities will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Securities represented thereby for all purposes under the Mortgage or Indenture. We have been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

   A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated exchange securities only if:

      (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

      (b) we in our discretion at any time determine not to have all the exchange securities represented by such Global Security; or

      (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Securities represented by such Global Security.

   Any Global Security that is exchangeable for certificated exchange securities pursuant to the preceding sentence will be exchanged for certificated Securities in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of

DTC or any successor depositary or its nominee. If a Global Security becomes exchangeable for certificated Securities,

      (a) certificated exchange securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

      (b) payment of the principal of, premium, if any, and interest on, the certificated exchange securities will be payable and the transfer of the certificated Securities will be registerable, at our office or an agency maintained by us for such purposes, and

      (c) no service charge will be made for any registration of the transfer or exchange of the certificated Securities, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

   So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Mortgage, the Indenture and the Securities. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in definitive form and will not be considered to be the owners or holders of any exchange securities under such Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Mortgage or the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Mortgage or the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in their respective accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of which (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

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

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of certain U.S. Federal income tax considerations relevant to the purchase, ownership and disposition of the securities by the holders thereof. This summary does not purport to be a complete analysis of all the potential U.S. Federal income tax consequences relating to the ownership and disposition of the exchange securities by holders who acquired the exchange securities in the exchange offers. There can be no assurance that the IRS will take a similar view of such consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular purchasers in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers subject to special treatment under U.S. Federal income tax laws (including dealers in securities, insurance companies, financial institutions, pass-through entities, persons that hold securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar and tax-exempt entities). The discussion below assumes that the exchange securities are held as capital assets and were acquired at original issue for their original "issue price."

   The discussion of the U.S. Federal income tax consequences below is based on currently existing provisions of the Code, judicial decisions, and administrative interpretations. Because individual circumstances may differ, each holder of outstanding securities, is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws. As used herein, the term "U.S. Holder" means a beneficial owner of a Bond or a Note who or which is for U.S. Federal income tax purposes either:

      (a) a citizen or resident of the U.S.;

      (b) a corporation or other entity treated as a corporation, created or organized in or under the laws of the U.S. or of any political subdivision thereof;

      (c) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

      (d) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S.
   persons have the authority to control all substantial decisions of the trust.

   The term "U.S. Holder" also includes certain former citizens of the U.S. whose income and gain on the Securities will be subject to U.S. taxation. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Bond or a Note that is not a U.S. Holder or a pass-through entity.

   The exchange of the outstanding securities for exchange securities will not be a taxable event for federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of exchanging outstanding securities for exchange securities, and the holder will have the same tax basis and holding period in the exchange securities as he had in the outstanding securities immediately before exchange.

Tax Consequences to U.S. Holders

Payments of Interest

   Interest on an exchange bond or exchange note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for U.S. Federal income tax purposes.

   If special interest is paid, although not free from doubt, such payment should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such U.S. Holder's regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different.

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

   Under certain circumstances, we may be entitled to redeem all or a portion of the exchange bonds and/or the exchange notes. In addition, under certain circumstances, each holder of the exchange bonds or the exchange notes, as the case may be, will have the right to require us to repurchase all or any part of such holder's exchange bonds or exchange notes. Treasury Regulations contain special rules for determining the yield to maturity or maturity date of a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We do not believe that these rules are likely to apply either to our right to redeem the exchange bonds and/or the exchange notes or to the holders' rights to require us to repurchase the exchange bonds and/or the exchange notes. Therefore, we do not intend to treat such redemption and repurchase provisions of the exchange bonds and/or exchange notes as affecting the computation of the yield to maturity or maturity date of the exchange bonds and/or exchange notes.

Sale, Exchange or Retirement of Securities

   Upon the sale, exchange or retirement of an exchange bond or an exchange note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such U.S. Holder's adjusted tax basis in the exchange bond or the exchange note, as the case may be. A U.S. Holder's adjusted tax basis in an exchange bond or an exchange note generally will be equal to the cost of the Bond or Note to such U.S. Holder.

   In general, gain or loss realized on the sale, exchange or retirement of an exchange bond or an exchange note by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement, the U.S. Holder has held the exchange bond or exchange note for more than one year. For a U.S. Holder who is an individual, long-term capital gain generally is taxed at a Federal maximum rate of 20%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Tax Consequences to Non-U.S. Holders

   Under present U.S. Federal income tax law, and subject to the discussion below concerning backup withholding:

      1. payments of the principal of, premium, if any, or interest on, the exchange securities by us or any paying agent to a beneficial owner of the Securities that is a Non-U.S. Holder will not be subject to U.S. Federal withholding tax, or the "portfolio interest exemption," provided that, in the case of interest:

          (a) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock;

          (b) such Non-U.S. Holder is not, for U.S. Federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

          (c) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

          (d) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

      2. a Non-U.S. Holder of the exchange securities will not be subject to U.S. Federal income tax on gains realized on the sale, exchange or other disposition of such exchange securities, unless:

          (a) such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met;

          (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S., and if so provided in an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; or

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          (c) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates.

   Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that, to obtain the exemption from withholding tax described above, either (a) the beneficial owner of an exchange bond or an exchange note must certify on IRS Form W-8BEN, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number, if any, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, or a "financial institution" that holds the exchange bond or the exchange note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and must furnish the payor with a copy thereof.

   If a Non-U.S. Holder of an exchange bond or an exchange note is engaged in a trade or business in the U.S., and if interest on such exchange bond or exchange note, or gain realized on the sale, exchange or other disposition of such exchange bond or exchange note, is effectively connected with the conduct of such trade or business and, if so provided in an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a holder must provide us a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of an exchange bond or an exchange note is included in the earnings and profits of the Non-U.S. Holder if such interest or gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S.

   Interest that neither qualifies for the portfolio interest exemption described above nor constitutes U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30% unless such withholding tax is reduced or eliminated by an applicable income tax treaty. To claim the protection of an income tax treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN prior to the payment of interest and must periodically update such Form W-8BEN (or, if necessary, provide the applicable successor form). A Non-U.S. Holder may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in a foreign treaty country.

Information Reporting and Backup Withholding

   We will, where required, report to the holders of the exchange bonds and/or exchange notes and the IRS the amount of any interest paid on the exchange bonds and/or exchange notes in each calendar year and the amounts of Federal income tax withheld, if any, with respect to payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the exchange bonds and/or the exchange notes, or on proceeds of the disposition of the exchange bonds and/or exchange notes before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules. The backup withholding rate for payments made in 2002 and 2003 is 30% and will be reduced to 29% for years 2004 and 2005, and further reduced to 28% for years 2006 through 2007.

   Backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder of the exchange securities if such Non-U.S. Holder has provided

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the required certification that it is not a U.S. person on the Form W-8BEN or has otherwise established an exemption (provided that neither we nor our agents have actual knowledge or has reason to know that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

   Payments of the proceeds from the sale of exchange securities to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except if the broker is (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business, or (iv) a foreign partnership, if at any time during its taxable year one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year the foreign partnership is engaged in a U.S. trade or business, unless the Non-U.S. Holder establishes an exception.

   Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's Federal income tax liability, provided that the required information is furnished to the IRS.

   THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF A BOND OR NOTE SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE HOLDER OF PURCHASING, HOLDING AND DISPOSING OF THE BONDS AND/OR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

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                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for outstanding securities where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of exchange securities by broker-dealers. Exchange securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange securities. Any broker-dealer that resells exchange securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement thereto to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of any one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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                                 LEGAL MATTERS

   Legal matters as to the validity of the exchange securities offered by this prospectus will be passed upon for the company Larry D. Irick, Esq., our Vice President and Corporate Secretary, as to matters governed by Kansas law.

                            INDEPENDENT ACCOUNTANTS

   Our consolidated financial statements and the related financial statement schedule, as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, included in our 2001 Form 10-K, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report, incorporated by reference herein in reliance upon the authority of that firm as experts in giving such reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437A promulgated under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed a part of this prospectus, except for any information superseded by information contained directly in this prospectus.

   We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act filed prior to the time the registration statement of which this prospectus is a part became effective and prior to the termination of these offerings:

   .   Our annual report on Form 10-K for the year ended December 31, 2001;

   . Our amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001;

   . Our amendment no. 2 to our annual report on Form 10-K/A for the year ended December 31, 2001;

   .   Our report on Form 10-Q for the quarter ended March 31, 2002;

   .   Our current report on Form 8-K filed with the SEC on January 9, 2002;

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   .   Our current report on Form 8-K filed with the SEC on February 27, 2002;

   .   Our current report on Form 8-K filed with the SEC on April 26, 2002;

   .   Our current report on Form 8-K filed with the SEC on May 30, 2002;

   .   Our current report on Form 8-K filed with the SEC on June 6, 2002;

   .   Our current report on Form 8-K filed with the SEC on June 10, 2002.

   All of these filings are available from the SEC. See "Where You Can Find More Information." You may also request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

             818 South Kansas Avenue
             Topeka, Kansas 66612
             (785) 575-6300
             Attention: Investor Relations


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================================================================================

                              Exchange Offer for
           $365,000,000 First Mortgage Bonds, 7 7/8% Series Due 2007
               $400,000,000 Senior Notes, 9 3/4% Series Due 2007


                            [LOGO] Westar Energy/TM/

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                                  PROSPECTUS

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                                 July 25, 2002

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